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        As filed with the Securities and Exchange Commission on January 31, 2003.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

SIMPSON MANUFACTURING CO., INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation or organization)	94-3196943 (I.R.S. Employer Identification Number)
4120 Dublin Blvd., Suite 400 Dublin, CA 94568 (925) 560-9000 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Michael J. Herbert
Chief Financial Officer
Simpson Manufacturing Co., Inc.
4120 Dublin Blvd., Suite 400
Dublin, CA 94568
(925) 560-9000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies of all communications to: Douglas L. Hammer, Esq. Shartsis, Friese & Ginsburg LLP One Maritime Plaza, 18th Floor San Francisco, California 94111 (415) 421-6500

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.01 par value	2,000,000 shares	$33.00	$66,000,000	$6,072.00

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices of the Common Stock as reported by the New York Stock Exchange on January 24, 2003.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said section 8(a) may determine.

Subject to Completion
Dated January 31, 2003

SIMPSON MANUFACTURING CO., INC.
4120 Dublin Blvd., Suite 400
Dublin, CA 94568
(925) 560-9000

2,000,000 SHARES
COMMON STOCK

        Simpson PSB Fund, a California nonprofit public benefit corporation affiliated with Simpson Manufacturing Co., Inc., a Delaware corporation, is hereby offering 2,000,000 shares of common stock of Simpson Manufacturing Co., Inc. See "Selling Stockholder." Simpson PSB Fund may sell the shares at prices determined by the prevailing market price for the shares or in negotiated transactions. Simpson Manufacturing Co., Inc. will not receive any of the proceeds from any sale of shares by Simpson PSB Fund. See "Use of Proceeds."

        The Common Stock of Simpson Manufacturing Co., Inc. is traded on the New York Stock Exchange, Inc. under the symbol "SSD." On January 29, 2003, the last reported sale price of the Common Stock on the New York Stock Exchange was $33.95 per share.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The information in this Prospectus is not complete and may be changed. Simpson PSB Fund may not sell these securities until the Registration Statement filed with the Securities and Exchange Commissions is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

        THE DATE OF THIS PROSPECTUS IS

USE OF PROCEEDS

        Simpson Manufacturing Co., Inc. will not receive any proceeds from this offering. All proceeds from the sale of the shares offered by this Prospectus will be for the account of Simpson PSB Fund, the selling stockholder, as described below. Simpson PSB Fund will apply the net proceeds principally to its charitable purposes and administrative and operating expenses.

SELLING STOCKHOLDER

        Simpson PSB Fund is offering all of the shares offered by this Prospectus. The Board of Directors of Simpson PSB Fund comprises Barclay Simpson, Thomas J Fitzmyers, Charles Lee and Mr. Simpson's wife and 7 adult children. Mr. Simpson and Mr. Fitzmyers also serve on the Board of Directors of Simpson Manufacturing Co., Inc. As a result, Simpson PSB Fund is under common control with and thus is an affiliate of Simpson Manufacturing Co., Inc. Simpson PSB Fund is qualified as an organization exempt from federal and California income taxation under section 501(c)(3) of the Internal Revenue Code of 1986, as amended. In January 2003, Mr. Simpson donated to Simpson PSB Fund 2,000,000 shares of Common Stock of Simpson Manufacturing Co., Inc. Immediately prior to this offering, Simpson PSB Fund held a total of 2,025,000 shares of Common Stock of Simpson Manufacturing Co., Inc.

PLAN OF DISTRIBUTION

        Simpson Manufacturing Co., Inc. has prepared this Prospectus for use by Simpson PSB Fund. Simpson PSB Fund has engaged Barry Vogel & Associates, CJS Securities and Sidoti & Company to find and introduce potential purchasers of shares. Under Finder's Agreements with those parties, Simpson PSB Fund will pay them up to 1% of the purchase price for shares that Simpson PSB Fund sells in this offering to persons introduced by them. Simpson Manufacturing Co., Inc. intends to make a charitable contribution to Simpson PSB Fund, in an amount up to $15,000, equal to one-half of the expenses of this offering, excluding payments pursuant to the Finder's Agreements.

        Simpson Manufacturing Co., Inc. will give copies of this Prospectus to Simpson PSB Fund and has informed Simpson PSB Fund of the need for delivery of copies of this Prospectus at or prior to the time of any sale of the shares offered hereby.

WHERE YOU CAN FIND MORE INFORMATION

        Simpson Manufacturing Co., Inc. files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any materials Simpson Manufacturing Co., Inc. files with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Securities and Exchange Commission's regional offices at 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604, and 233 Broadway, New York, New York 10279. You can request copies of these documents by writing to the Securities and Exchange Commission and paying a fee for the copying cost. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for more information about the operation of the public reference rooms. The Securities and Exchange Commission filings of Simpson Manufacturing Co., Inc. are also available at the Securities and Exchange Commission's website at http://www.sec.gov.

        This Prospectus is part of a Registration Statement on Form S-3 that Simpson Manufacturing Co., Inc. has filed with the Securities and Exchange Commission under the Securities Act of 1933. This Prospectus omits part of the Registration Statement, as permitted by the rules and regulations of the Securities and Exchange Commission. You may inspect and copy the Registration Statement, including exhibits, at the Securities and Exchange Commission's public reference rooms or from its web site. Statements in this Prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copies of the documents filed as exhibits to the Registration Statement for complete information.

2

INCORPORATION BY REFERENCE

        The Securities and Exchange Commission allows Simpson Manufacturing Co., Inc. to incorporate by reference information that Simpson Manufacturing Co., Inc. files with the Securities and Exchange Commission, which means that Simpson Manufacturing Co., Inc. can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus, and information that Simpson Manufacturing Co., Inc. files later with the Securities and Exchange Commission will automatically update and supersede this information. Simpson Manufacturing Co., Inc. incorporates by reference the documents listed below and any future filings that Simpson Manufacturing Co., Inc. makes with the Securities and Exchange Commission under section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering:

  •
  Annual Report on Form 10-K for the year ended December 31, 2001;

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2002;

  •
  Report on Form 8-K filed on December 4, 2002;

  •
  Report on Form 8-K filed on January 24, 2003; and

  •
  The description of the common stock of Simpson Manufacturing Co., Inc. in its Registration Statement on Form 8-A, including any amendment or report filed to update that description.

        You may request a copy of these filings at no cost, by writing or telephoning Simpson Manufacturing Co., Inc. at the following address:

Simpson Manufacturing Co., Inc.
4120 Dublin Blvd., Suite 400
Dublin, CA 94568
(925) 560-9000

        This Prospectus is part of a Registration Statement that Simpson Manufacturing Co., Inc. filed with the Securities and Exchange Commission. You should rely only on the information incorporated by reference or provided in this Prospectus, any prospectus supplement and the Registration Statement. Simpson Manufacturing Co., Inc. has not authorized anyone to provide you with different information. You should not assume that the information in this Prospectus and any prospectus supplement is accurate as of any date other than the date on the front of the document.

LEGAL MATTERS

        Shartsis, Friese & Ginsburg LLP, San Francisco, California, is passing on certain legal matters for Simpson Manufacturing Co., Inc. with respect to the validity of the common stock offered by this Prospectus. Partners of Shartsis, Friese & Ginsburg LLP own an aggregate of 15,202 shares of the outstanding Common Stock of Simpson Manufacturing Co., Inc.

EXPERTS

        The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

SEC Registration Fee	$6,072
Accounting Fees and Expenses*	$5,000
Legal Fees and Expenses*	$10,000
Miscellaneous Expenses*	$5,000

Total*	$26,072

*
Estimated.

        One-half of such expenses, up to $15,000, will be borne by the Registrant, and the balance will be borne by Simpson PSB Fund.

Item 15.    Indemnification of Directors and Officers

        The Certificate of Incorporation of the Registrant provides that a director will not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law (the "GCL") as the same exists or may hereafter be amended.

        GCL section 145(a) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

        GCL section 145(b) states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        GCL section 145(c) provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in GCL sections 145 (a) and (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

        GCL section 145(d) states that any indemnification under GCL sections 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in GCL sections 145 (a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (a) by a majority of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (b) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (d) by the stockholders.

        GCL section 145(e) provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in GCL section 145. Such expenses (including attorneys' fees) incurred by former officers and directors or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

        GCL section 145(f) states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of GCL section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

        GCL section 145(g) provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of GCL section 145.

        GCL section 145(j) states that the indemnification and advancement of expenses provided by, or granted pursuant to, GCL section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        In addition, the Bylaws of the Registrant require that the Registrant indemnify its officers and directors to the maximum extent permissible under the GCL, including indemnification against any claims, damages or liabilities in connection with any acts or omissions other than those for which a director may not be relieved of liability as described in the preceding paragraph and other than in circumstances in which indemnity is expressly prohibited by GCL section 145.

        The Registrant has entered into agreements to indemnify the directors and officers of the Registrant and its subsidiaries, in addition to indemnification provided in the Registrant's Bylaws. These agreements, among other things, require that the Registrant indemnify; the directors and officers for certain expenses, including attorney's fees, judgments, fines and settlement amounts incurred by; any such person in any action or proceeding or any threatened action or proceeding, whether civil or criminal, arising out of such person's actions as a director or officer of the Registrant of any of its subsidiaries or as a trustee of a profit-sharing trust of the Registrant or any of its subsidiaries

        Pursuant to GCL section 145, the Registrant has purchased insurance on behalf of its present and former directors and officers against any liability asserted against or incurred by them in such capacity or arising out of their status as such.

Item 16.    Exhibits

Exhibit Number	Description of Exhibits
5.1	Opinion of Shartsis, Friese & Ginsburg LLP
10.1	Form of Finder's Agreement between the Registrant and each of Barry Vogel & Associates, CJS Securities and Sidoti & Company
23.1	Consent of Shartsis, Friese & Ginsburg LLP (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP, Independent Accountants
24.1	Power of Attorney (included in Part II of the Registration Statement under the caption "Signatures")

Item 17.    Undertakings

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  For purposes of determining any liability under the Securities Act of 1933, each filing of Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of California, on January 30, 2003.

SIMPSON MANUFACTURING CO., INC.
By:	/s/ MICHAEL J. HERBERT Michael J. Herbert Chief Financial Officer

        Each person whose signature appears below hereby appoints Michael J. Herbert and Thomas J Fitzmyers, and each of them, each of whom may act without joinder of the other, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute in the name and on behalf of such person any amendment or any post-effective amendment to this registration statement, and any registration statement relating to any offering made in connection with the offering covered by this registration statement that is to be effective on filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing appropriate or necessary to be done, as fully and for all intents and purposes as he or she might or could to in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ THOMAS J FITZMYERS Thomas J Fitzmyers	President, Chief Executive Officer and Director (Principal Executive Officer)	January 30, 2003
/s/ MICHAEL J. HERBERT Michael J. Herbert	Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	January 30, 2003
/s/ BARCLAY SIMPSON Barclay Simpson	Chairman of the Board of Directors	January 30, 2003
/s/ EARL F. CHEIT Earl F. Cheit	Director	January 30, 2003

/s/ STEPHEN B. LAMSON Stephen B. Lamson	Vice President and Director	January 30, 2003
/s/ PETER N. LOURAS, JR. Peter N. Louras, Jr.	Director	January 30, 2003
/s/ SUNNE WRIGHT MCPEAK Sunne Wright McPeak	Director	January 30, 2003
/s/ BARRY LAWSON WILLIAMS Barry Lawson Williams	Director	January 30, 2003

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
5.1	Opinion of Shartsis, Friese & Ginsburg LLP
10.1	Form of Finder's Agreement between the Registrant and each of Barry Vogel & Associates, CJS Securities and Sidoti & Company
23.1	Consent of Shartsis, Friese & Ginsburg LLP (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP, Independent Accountants
24.1	Power of Attorney (included in Part II of the registration statement under the caption "Signatures")

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USE OF PROCEEDS
SELLING STOCKHOLDER
PLAN OF DISTRIBUTION
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Directors and Officers
  Item 16. Exhibits
  Item 17. Undertakings
SIGNATURES
EXHIBIT INDEX